Filed puruant to Rule 424 (B) (3)

SEC File No. 333-118669

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus Dated September 10, 2004)

$75,000,000

(AGGREGATE PRINCIPAL AMOUNT)

3.25% CONVERTIBLE SENIOR NOTES DUE 2024 AND

THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements our prospectus dated September 10, 2004 relating to the resale from time to time by selling securityholders of our 3.25% Convertible Senior Notes due 2024 and the common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The table captioned “Selling Securityholders” commencing on page 40 of the prospectus is hereby amended to reflect the following changed amounts:

Name	Principal amount at maturity of notes beneficially owned and offered ($)	Percentage of Notes outstanding	Number of shares of common stock beneficially owned and offered
CNH CA Master Account, LP	$100,000	0.13%	3,858

The table captioned “Voting/Investment Control” commencing on page 41 of the prospectus is hereby amended to reflect the following additions:

Selling Securityholder	Natural person or persons with voting or dispositive power
CNH CA Master Account, LP	Robert Krail, Mark Mitchell and Todd Pulvino are investment principals for CNH Partners, LLC, the investment advisor.

The date of this prospectus supplement is July 19, 2006